Exhibit 99.4

                          NEWS RELEASE




                             Contact: Paul Meeks
                                      Collins & Aikman Group, Inc.
                                      (704)548-2350


CHARLOTTE, NORTH CAROLINA -- January 28, 1994 -- Collins & Aikman Group, Inc. today announced that it has sold its Kayser-Roth Corporation subsidiary to Legwear Acquisition Corporation for total proceeds of approximately $170 million and a warrant to purchase 10% of the equity of Legwear within three years. The warrant can be repurchased by Legwear for $10 million. The proceeds include a $70 million Senior Bridge Note of Legwear, which matures April 28, 1994. If not paid in full at maturity, the Senior Bridge Note will automatically be exchanged for a $70 million increasing rate Senior Secured Note due April 28, 1997.

     Approximately $66 million of the cash proceeds from the transaction were used to repay outstanding bank debt of Kayser-Roth. The remainder of the proceeds will be used for general corporate purposes, including possibly the redemption of a portion of Collins & Aikman Group's outstanding 15% Subordinated Notes Due 1995 or other debt.

     Kayser-Roth Corporation, based in Greensboro, North Carolina, manufactures and markets brand name and private label women's and men's legwear, including the "No Nonsense" and "Burlington" brands.

     Collins & Aikman Group, Inc., a wholly-owned subsidiary of Collins & Aikman Holdings Corporation, owns Collins & Aikman Corporation, which manufactures and distributes automotive textiles, decorative upholstery fabrics, commercial floorcoverings and wallcoverings. Collins & Aikman Holdings Corporation is jointly owned by Blackstone Capital Partners L.P. and Wasserstein Perella Partners, L.P. and their respective affiliates.



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